Exhibit 10.12

State of Missouri

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of the 20th day of April 2024, between Dr. Nam Tran, located at 2323 Tuscany Place, Auburn, Alabama 36830 (“Service Provider”) and Verde Resources Inc, located at 2 Cityplace Dr, Suite 200, St. Louis, MO 63141 (collectively “Client”). Each Service Provider and Client may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1. Services. Service Provider agrees to take on the role of National Implementation Expert for Verde Renewables Inc, a wholly owned subsidiary of Verde Resources Inc, and Client agrees to procure the following services for the specific tasks described below:

Description of Services:

●	Initiate connections with esteemed asphalt contractors aligned with the biochar asphalt product vision.
●	Identify potential partners, arrange introductory meetings, and foster collaborative relationships.
●	Leverage extensive networks to introduce Verde to key players in the asphalt industry, forming strategic alliances for enhanced market penetration.
●	Explore collaborations with established emulsion manufacturers to optimize proprietary mix designs.
●	Engage in strategy calls with the operations team, offering valuable insights and expert advice to enhance decision-making processes.
●	Identify trends, assess competitive landscapes, and recommends strategies to capitalize on emerging opportunities.
●	Aim to keep informed of industry dynamics to provide the knowledge needed for gaining a competitive edge and making informed decisions.

2. Term and Termination. This Agreement shall be effective until April 30th 2027, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. If the Service Provider chooses to initiate the termination, he will commit to refunding any unearned compensation through a “Service & Stock Cancellation Agreement.”

3. Contract Fee. Client will pay to Service Provider and for all obligations specified in this Agreement, via the issuance of 3,000,000 (Three Million) new Verde Resources Inc. Shares (VRDR) as a form of remuneration. Unless otherwise stated, the Service Provider shall be responsible for all taxes in connection with the purchase of Services in this Agreement. Client shall carry no workers compensation insurance or any health or accident insurance on Service Provider. Client shall not pay any contributions to social, security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

4. Payment. Payment for the services rendered by the Service Provider will be by 3,000,000 Verde (VRDR) Shares, according to the following schedule:

1,000,000 VRDR Shares to be issued to Nam Tran on or by July 31st 2024

1,000,000 VRDR Shares to be issued to Nam Tran on or by October 31st 2025

1,000,000 VRDR Shares to be issued to Nam Tran on or by October 31st 2026

5. Time Allotment. The Implementation Specialist commits to dedicating a maximum of 8 hours per week and 32 hours per month to fulfill the services and responsibilities outlined in this agreement. Recognizing that special circumstances may arise, such as meetings and industry events requiring flexibility beyond regular hours, any deviations from the established time commitment will be discussed and mutually agreed upon on a case-by-case basis. Despite occasional exceptions, both parties are committed to maintaining a consistent adherence to the agreed-upon time commitment.

6. Force Majeure. Service Provider shall not be responsible for any claims or damages resulting from any delays in performance or for non-performance due to unforeseen circumstances or causes beyond Service Provider’s reasonable control.

7. Assignment. Either Party may not assign any of its rights under this Agreement or delegate any performance under this Agreement, except with the prior written consent of the other Party. Any purported assignment of rights or delegation of performance in violation of this section is void.

8. Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

9. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, not including its conflicts of law provisions.

10. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

11. Notices. Any notice or other communication given or made to any Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service, or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

12. Waiver. No Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by any Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

13. Supplementary Compensation: The Service Provider will be entitled to additional remediation fees linked to the eventual broader certification and adoption of biochar in construction. The remediation agreement will be determined upon the Service Provider’s successful assistance in reaching specific milestones. The particulars of the remediation agreement will be facilitated separately in due course and may include a structured monetary arrangement based on the volume or tons of products sold.

14. Non-Compete. The Service Provider further commits to refraining from soliciting, either directly or indirectly, the vendors or customers of the Client for the purpose of offering products or services similar to or in competition with those provided by the Client.

15. Ethical Commitment. Throughout the term of this agreement, the Service Provider acknowledges and affirms the maintenance of complete autonomy and independence in the execution of their services. The Service Provider shall operate without direct control or supervision from the Client, retaining the authority to conduct independent assessments and make decisions pertaining to the contracted services. The Service Provider is entrusted to exercise professional judgment devoid of external influence and is obligated to promptly notify the Client of any situations that may compromise ethical standards. Both parties are committed to upholding the highest ethical standards in the performance of their respective duties. This commitment encompasses, but is not limited to, principles of transparency, integrity, and compliance with all applicable laws and regulations.

16. Non-Disclosure and Trade Secrets. A Non-Disclosure Agreement (NOA) and Trade Secrets Agreement, serving as an addendum to this service agreement, shall be required between the Service Provider and the Client.

17. Travel Reimbursement. In the event of pre-approved work-related travel, the service provider is eligible for reimbursement of all essential travel-related expenses. Alternatively, the client has the option to directly cover these expenses on behalf of the service provider. The service provider shall furnish documented evidence of the incurred expenses for reimbursement within the specified time frame.

IN WITNESS WHEREOF, the Parties hereto have executed this Master Licensing Agreement as of the Effective Date first above written.

Verde Resources Inc.:

/s/ Eric J. Bava
Eric J. Bava
Chief Operating Officer
Date: 4/20/2024

/s/ Dr. Nam Tran
Dr. Nam Tran
Date: 4/20/2024